                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Siebel Systems, Inc.:

We consent to incorporation by reference in the Post-Effective Amendment No. 1 to the registration statement (No. 333-22763) on Form S-8 of Siebel Sytems, Inc. of our report dated January 17, 1997, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Siebel Systems, Inc.

                                               KPMG Peat Marwick LLP

San Jose, California
March 31, 1997